EXHIBIT 99.1

August 13, 2019

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
AND SIX MONTH RESULTS

Cranford, New Jersey — August 13, 2019 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and twenty-six week periods ended June 29, 2019.

Tofutti Brands reported net sales for the thirteen weeks ended June 29, 2019 of $3,143,000 compared to net sales of $3,443,000 for the thirteen weeks ended June 30, 2018. The decrease is primarily attributable to a $167,000 decrease in vegan cheese sales due to a decrease in exports and a $133,000 decline in frozen dessert and frozen food products sales, which were negatively impacted by the unavailability of certain frozen novelties. The Company’s gross profit decreased to $860,000 for the thirteen weeks ended June 29, 2019 from $1,014,000 in the thirteen weeks ended June 30, 2018, and its gross profit percentage declined to 27% in the thirteen weeks ending June 29, 2019 compared to 29% for the thirteen weeks ending June 30, 2018. Gross profit percentage in the second quarter of 2019 was negatively impacted by an increase in freight out expense and by an increase in sales discounts and allowances. The Company had a net loss of $62,000, or $(0.01) per share (basic and diluted), for the thirteen weeks ended June 29, 2019, compared to net income of $90,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended June 30, 2018.

Net sales for the twenty-six week period ended June 29, 2019 were $6,644,000 compared to net sales of $7,217,000 for the twenty-six week period ended June 30, 2018, a decrease of $573,000. The Company’s gross profit for the twenty-six week period ending June 29, 2019 was $1,843,000 compared to $2,294,000 for the twenty-six week period ending June 30, 2018, due to the decrease in sales. The Company’s gross profit percentage was 28% for the twenty-six weeks ended June 29, 2019 compared to 32% for the twenty-six week period ended June 30, 2018. The decrease in our gross profit percentage was primarily due to an increase in our frozen dessert product costs, which were negatively impacted by start-up costs incurred at a new production facility during the twenty-six weeks ended June 29, 2019. Our gross profit and gross profit percentage were also negatively impacted by an increase in sales discounts and allowances. The Company had a net loss of $39,000 or $(0.01) per share (basic and diluted) for the twenty-six weeks ended June 29, 2019 compared to net income of $416,000, or $0.08 per share (basic and diluted), for the twenty-six weeks ended June 30, 2018.

As of June 29, 2019, the Company had approximately $893,000 in cash and cash equivalents and working capital of $3,737,000, compared with approximately $558,000 in cash and cash equivalents and working capital of $3,896,000 at December 29, 2018. The increase in cash during the first six months of 2019 was due to the $364,000 provided by operating activities, which was offset by $29,000 used in investing activities.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “During the three and six month periods ended June 29, 2019 our revenues were negatively impacted by the unavailability of certain frozen novelties that our former manufacturing plant had produced for us and lower export sales of our vegan cheese products. We anticipate these frozen novelties will become available in the third and fourth quarters of this year. We also expect that certain foreign custom issues which impacted our export sales will be resolved in the near term. We continue to believe that we on the right track to produce consistent profitable operations,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended June 29, 2019	Thirteen weeks ended June 30, 2018	Twenty-six weeks ended June 29, 2019	Twenty-six weeks ended June 30, 2018

Net sales	$3,143	$3,443	$6,644	$7,217
Cost of sales	2,283	2,429	4,801	4,923
Gross profit	860	1,014	1,843	2,294

Operating expenses:	915	918	1,863	1,860

Income (loss) from operations	(55)	96	(20)	434
Interest expense	7	6	13	13
Income (loss) before income tax	(62)	90	(33)	421
Income tax expense	—	—	6	5

Net income (loss)	$(62)	$90	$(39)	$416

Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154

Earnings (loss) per common share:
Basic and diluted	$(0.01)	$0.02	$(0.01)	$0.08

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	June 29, 2019	December 29, 2018*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$893	$558
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $521 and $491, respectively	1,608	2,128
Inventories, net	2,078	1,714
Prepaid expenses and other current assets	64	82
Deferred costs	—	54
Total current assets	4,643	4,536

Deferred tax assets	217	217
Fixed assets	150	121

Other assets	317	16
	$5,327	$4,890
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$580	$368
Accrued expenses	326	272
Total current liabilities	906	640

Convertible note payable-long term-related party	500	500
Other liabilities	210	—

Total liabilities	1,616	1,140

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at June 29, 2019 and December 29, 2018	52	52
Additional paid-in capital	207	207
Retained earnings	3,452	3,491
Total stockholders’ equity	3,711	3,750
Total liabilities and stockholders’ equity	$5,327	$4,890

* Derived from audited financial information.